UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

May 12, 2009 (May 7, 2009)

Date of report (Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.03                               Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective as of May 7, 2009, Hexcel’s bylaws were amended to modify the procedures that must be followed by stockholders to submit proposals for consideration at a meeting of stockholders, including advance notice and informational requirements.  The changes include the following:

•                  The procedures and requirements a stockholder must follow to nominate a candidate to serve as a director (now addressed in new Section 16), are separate and distinct from the procedures and requirements a stockholder must follow to submit a proposal for any matter other than the nomination of a candidate to serve as a director (addressed in Section 4, which has been modified).

•                  Any stockholder submitting a proposal must now provide additional information on its holdings of Hexcel common stock, to account for derivative types of securities.  If the proposal is for the nomination of a candidate to serve as a director, then this information must be provided with respect to the candidate as well.

•                  The deadline for a stockholder to submit a proposal to nominate a director at an annual meeting of stockholders has been changed.  Any proposal must be submitted 120 days prior to the anniversary date of Hexcel’s most recent annual meeting.  Prior to the change, any such proposal was required to be submitted by the date that is 120 days prior to the anniversary date of the notice given to stockholders in connection with the immediately preceding annual meeting.

•                  The amended bylaws contain specific deadlines for the submission of notices from stockholders related to special meetings called for the election of directors.

Hexcel’s bylaws, as amended and restated to reflect these changes, are filed as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	3	Bylaws of Hexcel Corporation, amended and restated as of May 7, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

May 12, 2009
/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President

Exhibit Index

Exhibit No.	Description

3	Bylaws of Hexcel Corporation, amended and restated as of May 7, 2009.